UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 4, 2008

Allied Waste Industries, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14705	88-0228636
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

18500 North Allied Way, Phoenix, Arizona		85054
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(480) 627-2700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On March 3, 2008 Allied Waste Industries, Inc. (NYSE: AW) announced that, effective March 1, 2008, each share of the Company's 6 1/4% Series D Senior Mandatory Convertible Preferred Stock ("Preferred Stock") automatically converted into 25.3165 shares of Allied's common stock pursuant to the terms of the certificate of designations governing the Preferred Stock. The Preferred Stock converted into 60.7 million shares of common stock, which were included in the Company's fully diluted shares outstanding of 443.0 million at December 31, 2007.

The conversion rate, pursuant to the terms set forth in the certificate of designations, is equal to $250.00 divided by the threshold appreciation price of $9.88. Each holder of Preferred Stock on the applicable record date received a cash payment equal to the amount of accrued and unpaid dividends.

As a result of the automatic conversion, Allied will no longer pay any future quarterly dividends in cash or stock in respect of the Preferred Stock resulting in an annual cash dividend savings of $37.5 million. Each holder of Preferred Stock on the conversion date will receive cash in lieu of any fractional shares of common stock issued.

About Allied Waste Industries, Inc.

Allied Waste is America's second largest non-hazardous solid waste services company and an environmental leader. Headquartered in Phoenix, AZ, Allied Waste provides waste collection, transfer, recycling and disposal services to millions of residential, commercial and industrial customers in over 100 major markets spanning 37 states and Puerto Rico. Our team of 23,000 dedicated employees operates within a highly efficient, integrated organization that generated 2007 revenue of $6.1 billion.

Websites: alliedwaste.com and disposal.com

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied Waste Industries, Inc.

March 4, 2008	By:	Peter S. Hathaway

Name: Peter S. Hathaway
Title: Executive Vice President and Chief Financial Officer